Exhibit 99

Each of Adjusted EBITDA, the reconciliation of cash flow from operations to Adjusted EBITDA and the calculation of Adjusted EBITDA was included in Selected Financial & Operating Data in the NACCO Industries, Inc. Annual Report to Stockholders for the year ended December 31, 2010, first mailed to stockholders on March 18, 2011.

	Year Ended December 31
	2010 (1)	2009 (1)	2008 (1)(2)	2007	2006
	(in millions)
Other Data:
Adjusted EBITDA (3)	$173.8	$111.5	$106.6	$201.7	$213.8

Reconciliation of cash flow from operations to Adjusted EBITDA (3)
Cash flow from operations	$63.1	$157.0	$4.9	$81.4	$173.5
Change in working capital items	48.9	(114.5)	96.6	77.2	(21.6)
Gain (loss) on sale of assets and businesses	(5.9)	10.0	0.1	1.3	25.6
Discontinued operations	—	8.4	(4.6)	(2.0)	(4.8)
Restructuring (charges) reversals	1.9	(9.3)	(9.1)	(8.6)	(0.8)
Difference between deferred income taxes and total tax provision	6.9	(4.2)	(1.6)	19.1	19.4
Other non-cash items	34.1	35.1	(12.7)	4.6	(11.8)
Interest expense, net	24.8	29.0	33.0	28.7	34.3
Adjusted EBITDA (3)	$173.8	$111.5	$106.6	$201.7	$213.8

Calculation of Adjusted EBITDA (3)
Net income (loss) attributable to stockholders	$79.5	$31.1	$(437.6)	$90.4	$106.8
Goodwill and other intangible assets impairment charges	—	—	435.7	—	—
Discontinued operations, net of tax	—	(22.6)	(2.3)	(0.6)	(2.8)
Extraordinary gain, net of tax	—	—	—	—	(12.8)
Noncontrolling interest (income) loss	(0.1)	(0.1)	0.2	(0.1)	(0.7)
Income taxes provision	17.4	20.5	18.7	24.3	28.5
Interest expense	27.4	32.2	40.6	40.7	41.8
Interest income	(2.6)	(3.2)	(7.6)	(12.0)	(7.5)
Depreciation, depletion and amortization expense	52.2	53.6	58.9	59.0	60.5
Adjusted EBITDA (3)	$173.8	$111.5	$106.6	$201.7	$213.8

(1) In 2006, NACCO initiated litigation in the Delaware Chancery Court against Applica Incorporated (“Applica”) and individuals and entities affiliated with Applica's shareholder, Harbinger Capital Partners Master Fund, Ltd. The litigation alleged a number of contract and tort claims against the defendants related to the failed transaction with Applica, which had been previously announced. On February 14, 2011, the parties to this litigation entered into a settlement agreement. The settlement agreement provides for, among other things, the payment of $60 million to NACCO and dismissal of the lawsuit with prejudice. The payment was received in February 2011. Litigation costs related to the failed transaction with Applica were $18.8 million, $1.1 million and $0.8 million in 2010, 2009 and 2008, respectively. The Company expects to incur additional litigation costs for the first two months of 2011 in the range of approximately $2.5 million to $3.0 million for services rendered prior to entering into the settlement agreement. As a result of the settlement, no further litigation costs in relation to this matter will be incurred.

(2) During 2008, NACCO's stock price significantly declined compared with previous periods and the Company's market value of equity was below its book value of tangible assets and book value of equity. The Company performed an impairment test, which indicated that goodwill and certain other intangibles were impaired at December 31, 2008. Therefore, the Company recorded a non-cash impairment charge of $435.7 million in 2008.

(3) Adjusted EBITDA is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company's ability to service its indebtedness. Adjusted EBITDA does not represent cash flow from operations, as defined by U.S. generally accepted accounting principles. You should not consider Adjusted EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines Adjusted EBITDA as income before goodwill and other intangible assets impairment charges, income taxes, non-controlling interest (income) expense, discontinued operations and extraordinary gain plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. generally accepted accounting principles and is not necessarily comparable with similarly titled measures of other companies.